Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Star Integratia Limited and its subsidiaries (collectively the “Group”) on Form F-1 of our report dated on December 22, 2025, relating to our audits of the accompanying consolidated balance sheets of the Group as of September 30, 2024 and 2025, and the related consolidated statements of operations and comprehensive (loss) income, changes in shareholders’ equity and cash flows from September 26, 2023 (inception) through the period ended September 30, 2024 and the year ended September 30, 2025.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ AOGB CPA Limited

Hong Kong, Hong Kong

June 8, 2026